                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)



                                  Mesabi Trust
                                (Name of Issuer)

                          Units of Beneficial Interest
                         (Title of Class of Securities)

                                    590672101
                                 (CUSIP Number)

                            Appaloosa Management L.P.
                                 26 Main Street
                            Chatham, New Jersey 07928
                           Attn: Kenneth Maiman, Esq.
                            Telephone (973) 701-7000
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 April 30, 1998
                  (Date of Event which Requires Filing of this
                                   Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                             / / Rule 13d-1(b)
                             /X/ Rule 13d-1(c)
                             / / Rule 13d-1(d)
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                                  SCHEDULE 13G


CUSIP NO.          590672101                                  PAGE 2 OF 5 PAGES



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Appaloosa Management L.P.
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                     (b) / /
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                                  5        SOLE VOTING POWER
            NUMBER OF                      655,500
             SHARES               6        SHARED VOTING POWER
          BENEFICIALLY                     0
            OWNED BY              7        SOLE DISPOSITIVE POWER
              EACH                         655,500
            REPORTING             8        SHARED DISPOSITIVE POWER
             PERSON                        0
              WITH
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         655,500
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.99%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN**
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
**See Item 4.
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SCHEDULE 13G


CUSIP NO.          590672101                                  PAGE 3 OF 5 PAGES



13        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David A. Tepper
-------------------------------------------------------------------------------
14        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  / /
                                                                     (b)  / /
-------------------------------------------------------------------------------
15        SEC USE ONLY

-------------------------------------------------------------------------------
16        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
-------------------------------------------------------------------------------
                                  17       SOLE VOTING POWER
            NUMBER OF                      655,500
             SHARES               18       SHARED VOTING POWER
          BENEFICIALLY                     0
            OWNED BY              19       SOLE DISPOSITIVE POWER
              EACH                         655,500
            REPORTING             20       SHARED DISPOSITIVE POWER
             PERSON                        0
              WITH
-------------------------------------------------------------------------------
21       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         655,500
-------------------------------------------------------------------------------
22       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    / /

-------------------------------------------------------------------------------
23       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.99%
-------------------------------------------------------------------------------
24       TYPE OF REPORTING PERSON
         IN**
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See Item 4.
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                                                                     Page 4 of 5

Item 1(a).   Name of Issuer:
             Mesabi Trust

Item 1(b).   Address of Issuer's Principal Executive Offices:
             c/o Bankers Trust Company, Corporate Trust & Agency Group, P.O. Box 318 Church Street Station, New York, New York
             10008-0318

Item 2(a).   Name of Person Filing:
             Appaloosa Management L.P. and David A. Tepper

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             Appaloosa Management L.P., 26 Main Street Chatham, New Jersey 07928 David A. Tepper, c/o Appaloosa Management L.P., 26 Main Street Chatham, New Jersey 07928

Item 2(c).   Citizenship:
             Appaloosa Management L.P. - Delaware
             David A. Tepper - United States of America

Item 2(d).   Title of Class of Securities:
             Units of Beneficial Interest

Item 2(e).   CUSIP Number:
             590672101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
             Not Applicable, this statement is filed pursuant to 13d-1(c).

 Item 4.     OWNERSHIP:

             (a)   655,500*

             (b)   4.99%

             (c)   (i) sole voting power: 655,500

                   (ii) shared voting power: 0

                   (iii) sole dispositive power: 655,500

                   (iv) shared dispositive power: 0

    *Appaloosa Management L.P. ("AMLP") is the general partner of Appaloosa Investment Limited Partnership I and the investment advisor to Palomino Fund Ltd, which are the holders of record of the reported securities (327,750 and 327,750 units, respectively). David A. Tepper ("DAT") is the sole stockholder and president of Appaloosa Partners Inc. ("API"). API is the general partner of AMLP and DAT owns a majority of the limited partnership interests of AMLP.

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].
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                                                                     Page 5 of 5

  Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           Not Applicable

  Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
           Not Applicable.

  Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
           Not Applicable.

  Item 9.  NOTICE OF DISSOLUTION OF GROUP:
           Not Applicable.

  Item 10.               CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            May 4 ,1998


                                          APPALOOSA MANAGEMENT L.P.
                                          By: Appaloosa Partners Inc.
                                          Its: General Partner


                                          By: /s/ David A. Tepper
                                              ---------------------------------
                                              David A. Tepper
                                              President

                                          DAVID A. TEPPER


                                          /s/ David A. Tepper
                                          -------------------------------------